Exhibit 4.2

SERIES TERM SHEET

Date of Series Term Sheet	July 24, 2009, as amended on January 13, 2010.

Group	One.

Interchange Series	Yes.

Series Initial Investor Interest	$996,740,526

Class Initial Investor Interest of Subordinated Certificates	$996,740,526; plus the face amount of any Subordinated Certificates issued in an increase of the Series Investor Interest pursuant to Section 31.

Class Expected Final Payment Date

The Distribution Date in April 2014. The following portions of the Series Investor Interest are expected to mature of the dates set forth below, subject to the payment in full of the Senior Series to which they relate.

The amounts set forth in the table below will be revised in connection with any increase in the Available Subordinated Amount pursuant to Section 31 or decrease in connection with any Available Subordinated Amount Decrease.

Senior Series	Amount ($)	Date
2007-1	109,766,439	3/15/10
2003-3	65,859,877	4/15/10
2005-A	139,037,433	4/15/10
2007-3S1	80,495,374	5/17/10
2003-4S2	107,553,611	12/15/10
2005-4S1	100,383,452	1/18/11
2006-1S2	107,553,611	3/15/11
1996-4	163,861,702	5/16/11
2006-2S2	86,042,861	8/15/11
2006-3	71,702,407	10/17/11
2007-3S2	85,608,195	5/15/12
2005-4S2	136,973,177	1/15/13
2006-2S3	54,789,368	8/15/13
2007-2	128,412,292	4/15/14

Type of Structure	Controlled Liquidation.

Certificate Rate	0% per annum

Series Cut-Off Date	July 1, 2009.

Series Closing Date	July 24, 2009.

Distribution Dates	The 15th day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) commencing in August 2009.

Statement Dates	Each Distribution Date, commencing in August 2009.

Revolving Period	From the Series Cut-Off Date to the beginning of the Amortization Period with respect to the Available Subordinated Amount of this Series for any Senior Series.

Type of Credit Enhancement	Not applicable.

Series Buffer Amount	Zero.

Interchange Subgroup Buffer Amount	Zero.

Group Buffer Amount	Zero.

Investor Servicing Fee Percentage	2.0% per annum calculated on the basis of a 360-day year of twelve 30-day months.

Eligible for Reallocations to and from Other Series in Group	Yes.

Series Termination Date	The first Distribution Date occurring 12 months after the date on which the final payment has been made with respect to all Senior Series.

Classes, if any, subject to Regulation S restrictions	Not applicable.

Classes, if any, subject to ERISA restrictions	Subordinated Class.

Bearer Certificates	Not applicable.

Registered Certificates	Subordinated Certificate.

Subordinated Certificate	Each certificate executed by the Sellers and authenticated by or on behalf of the Trustee, substantially in the form of Exhibit A.

Paying Agent	The Corporate Trust Office of the Trustee.